UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2014

FLOW INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction of Incorporation)

001-34443	91-1104842
(Commission File Number)	(IRS Employer Identification No.)

23500 64th Avenue South, Kent, Washington	98032
(Address of Principal Executive Offices)	(Zip Code)

(253) 850-3500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously announced, on September 25, 2013, Flow International Corporation, a Washington corporation (the “Company”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with AIP Waterjet Holdings, Inc., a Delaware corporation (“Parent”), and AIP/FIC Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”).

In connection with Parent’s marketing of the debt as part of its financing of the Merger, the Company and Parent disclosed that they expect to close the Merger on or about January 31, 2014. The closing of the Merger remains subject to customary closing conditions.

The Company also disclosed the information below with regard to monthly bookings. Bookings generally consist of product orders for which a signed purchase order has been received, and therefore management uses bookings as a useful indicator of future short-term performance. Since July 31, 2013, the bookings for future waterjet cutting systems and pumps at the Company have increased, as indicated in the table below. The conversion time of bookings to net sales is typically one to three months. The following table shows historical bookings data for the Company calculated as described therein.

(in millions)	Jan 2013	Feb 2013	Mar 2013	Apr 2013	May 2013	Jun 2013	Jul 2013	Aug 2013	Sept 2013	Oct 2013	Nov 2013
Bookings Data (1)	$12.0	$11.2	$10.3	$11.9	$11.4	$11.3	$10.6	$11.0	$11.4	$12.0	$12.9

(1)	The Company’s bookings are tracked on a weekly basis. To compute the average amount of bookings per month we used trailing 90-day data divided by three, as of the end of the respective month.

Management uses bookings as an indicator of future short-term performance. Bookings for the Company’s waterjet cutting machines and pumps in any period consist of new product orders for which a signed customer quote or a signed purchase order has been received. The Company generally requires a deposit (usually 30% of the purchase price) prior to beginning to execute the purchase order. Even though the Company generally begins production only once it has received the customer’s deposit for the corresponding product, the Company does not generally receive the remainder of the purchase price until after the corresponding product is shipped to the customer and/or installed, subject to any holdbacks for warranty claims. The time from a given booking to recording of the corresponding revenue varies depending on customer financing needs, customer lead time and geography, among other factors. However, such conversion time into revenue has typically been between one to three months, and, as such, the time from bookings to reported net sales may span more than one fiscal quarter. Investors are cautioned not to place undue reliance on the Company’s booking amounts because those amounts may not result in a corresponding amount of future net sales. The historical relationship of bookings to net sales has varied and will continue to vary over time. Bookings may be canceled without penalty prior to the time the Company receives a deposit from its customer. After a deposit is received, customers may still cancel their product orders but generally would also then forfeit their deposit. The Company historically has had a low cancellation rate and its products are not generally customized, which facilitates resale upon cancellation. However, the Company expends money in advance of recording revenue, and, if bookings don’t meet expectations, we may not be able to reduce our expenses in a timely manner to offset the decline in anticipated net sales. Delays in delivery of the Company’s products or a reduction of the Company’s bookings as a result of cancellations or as a result of the level of bookings during any particular period could have a material adverse effect on the Company’s business and results of operations or increase volatility in our results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOW INTERNATIONAL CORPORATION

January 14, 2014	By:	/s/ John S. Leness
John S. Leness
General Counsel and Secretary